                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                               FORM 8-K

                           CURRENT REPORT


                   PURSUANT TO SECTION 13 OR 15(d)OF
                  THE SECURITIES EXCHANGE ACT OF 1934

            Date of report (Date of earliest event reported)
                         December 11, 1998


                            LNB Bancorp, Inc.
         (Exact name of the registrant as specified in its charter)

        Ohio                         0-13203            34-1406303
(State or other jurisdiction of   (SEC File No.)      (I.R.S. Employer
 incorporation or organization)                    Identification No.)

         457 Broadway, Lorain, Ohio               44052 - 1769
         (Address of principal executive offices)   (Zip Code)

                              (440) 244 - 6000
             Registrant's telephone number, including area code

                                Not Applicable
            (Former name, former address and former fiscal year,
                         if changed since last report)





























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Item 5. Other Events

Projected 1998 Consolidated Net Income revised downward to 5% over 1997 Consolidated Net Income.

This information release contains forward-looking statements which are covered under the "Safe Harbor" provisions within the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve significant risks and uncertainties. Although LNB Bancorp, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the expectations in these forward-looking statements. All references to monetary amounts are in pre-tax dollars except for consolidated net income and earnings.

The projected consolidated net income of LNB Bancorp, Inc. (the Bancorp) for the year ending December 31, 1998 has been reduced due to a nonrecurring loan loss. Consolidated net income of the Bancorp that was originally projected to be approximately $7.1 million has been revised to an estimated $6.8 million. The revised projection represents an increase of 5% over 1997 consolidated net income. 1998 will be the Bancorp's sixteenth 16 consecutive year of increased annual earnings. The revised projection does not impact the Bancorp's fourth quarter regular and extra cash dividends of $.21 and $.04 per share, respectively, that were declared on November 17, 1998.

The loss relates to a single loan customer of the Bancorp's subsidiary bank, The Lorain National Bank (the Bank). This locally based borrower is engaged in the manufacturing of specialized products that are used in the production of semi-conductors. The borrower's financial condition began to deteriorate during the fourth quarter of 1997. This deterioration resulted from a drop in sales that resulted from the economic decline of countries in the area of the Pacific Rim and the worldwide decline in industries related to semi-conductors.

The Bank and its Board of Directors carefully monitored this credit throughout late 1997 and during 1998. The borrower made significant efforts to bolster sales and searched for potential acquirers. However, continued economic decline in the Pacific Rim area caused further declines in the borrower's sales and caused the borrower to be a less attractive candidate for acquisition.

The source of partial repayment to the Bank will occur through the sale of the assets of the borrower. From the sale of assets, the Bank would experience an estimated loss in the range of $2.7 to $3.5 million on extensions of credit that originally totaled $4.5 million. The low amount of recovery on the sale of assets is due to the depressed semi-conductor market. As a result of this estimated loss, the Bank increased its annual budgeted 1998 loan loss provision of $600 thousand to $1.8 million in the third quarter and then to $2.5 million during the fourth quarter of 1998.
These changes in the annual budgeted provision for possible loan losses were determined to be necessary due to the further erosion of Pacific Rim economies and of the semi-conductor industry that occurred during the third and fourth quarters of 1998. The Bank charged-off $500 thousand of loans to the borrower in the third quarter of 1998 and an additional $1.7 million in the fourth quarter through the date of this release. However, depending on the outcome of the Borrower's sales negotiations, additional loan balances that have already been reserved for, may be charged-off before the end of the year or as liquidation of assets takes place during 1999.

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The increased expense from the provision for possible loan losses was partially offset by approximately $644 thousand in securities gains that were recognized during the fourth quarter of 1998.

The Bank does not anticipate that any additional provision for possible loan losses will be recorded during 1998 with respect of this problem credit or any other credit in the Bank's loan portfolio. Bank and Bancorp management have concluded that, based upon the current level of the provision for possible loan losses and the current level of risk in the Bank's loan portfolio, the Bank is adequately reserved for possible loan losses.

This nonrecurring charge-off and its related provision is not expected to materially impact 1999 consolidated net income, which is initially projected to be approximately 8% over 1998 consolidated net income.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        LNB BANCORP, INC.
                                          (registrant)

Date: December 11, 1998                /s/Gregory D. Friedman
                                       _________________________
                                        Gregory D. Friedman,
                                        Senior Vice President,
                                        Chief Operating Officer and
                                        Chief Financial Officer



Date: December 11, 1998                /s/Mitchell J. Fallis
                                       _________________________
                                        Mitchell J. Fallis,
                                        Vice President and
                                        Chief Accounting Officer